Exhibit 99.2

News Release

BioDelivery Sciences International and MEDA AB Announce

European Licensing Agreement on BEMA™ Fentanyl

BDSI to receive $2.5 million upfront license fee, up to an additional $7.5 million based upon achieving milestones and a double digit royalty on sales

MORRISVILLE, N.C, USA and SOLNA, SWEDEN – August 03, 2006 - BioDelivery Sciences International, Inc. (NASDAQ:BDSI), a specialty biopharmaceutical company focused on acute care products, including pain therapies, and Meda AB (OMX Stockholm: MEDA A), a leading European specialty pharmaceutical company, announced today a collaboration to develop and commercialize BDSI’s flagship BEMA™ Fentanyl product in Europe. BEMA™ Fentanyl is a Phase III product being developed by BDSI for the treatment of “breakthrough” cancer pain.

Under terms of the agreement, BDSI will grant Meda rights to the European development and commercialization of BEMA™ Fentanyl, in exchange for an upfront fee to BDSI, certain milestone payments, and double digit royalties to be received by BDSI on product sales. Payments include a $2.5 million payment upon execution of the agreement and additional milestones that would, if achieved, provide BDSI with up to an additional aggregate of $7.5 million in revenue.

Meda will manage the clinical development and regulatory submissions in all of Europe. Upon regulatory approval, Meda will exclusively commercialize BEMA™ Fentanyl in Europe. BDSI shall retain all development and commercial rights in the U.S., Japan, Australia and other territories outside of Europe.

“Breakthrough pain is an increasing problem in, for example, cancer care,” says Anders Lonner, Meda’s CEO. “The European market for products that contain fentanyl is rapidly increasing. We have chosen the BEMA™ technology because we believe it has the potential to offer important patient benefits compared to competing products. We believe that our pan-European market coverage and expertise in the pain therapy area will give Meda a competitive edge in its BEMA™ Fentanyl efforts.”

“Our attraction to Meda from the outset was their focus in pain with such products as Zamadol (tramadol) and Relifex (nabumetone), their aggressive approach to the pain marketplace and their broad sales coverage in Europe” said Dr. Mark Sirgo, President and CEO of BDSI. “It is expected that Meda will use its expertise in pain management to participate in an estimated total market of over 1.3 million patients in Europe who suffer from cancer pain, of which a significant percentage experience breakthrough episodes. We believe this transaction and agreement represents another important validation of the BEMA™ technology and the value behind the BEMA™ Fentanyl product specifically. This agreement also represents another in a series of milestones for BDSI articulated as mission-critical goals for our company. By providing for future revenue potential from Meda and by eliminating royalties owed to QLT through our recent acquisition of the non-U.S. BEMA technology asset, we believe these transactions have the potential to reap material financial benefits for BDSI in the future.”

News Release

About Meda AB

Meda is a leading European specialty pharma company that concentrates on marketing and market-adapted product development. Acquisitions and long-term partnerships are fundamental factors that drive the company’s strategy. Meda is represented in more than 20 countries and has about 900 employees within marketing and sales. Meda’s shares are quoted on the Stockholm stock exchange (Stockholmsbörsen). Find out more, visit www.meda.se.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its licensed and patented drug delivery technologies to develop and commercialize clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain which is expected to complete its Phase III BEMA Fentanyl trials during the second half of 2006, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain, which is currently in Phase I trials and on which the company intends to initiate Phase III trials in the second half of 2006. BDSI’s pain franchise opportunity with BEMATM Fentanyl and BEMA LA is projected at $250 million and $500 million in annual revenue potential, respectively. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters is located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to the plans, objectives, expectations and intentions and other statements of BioDelivery Sciences International, Inc. and other parties, which statements are identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA or foreign regulatory review of the Company’s formulations and products may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak patient coverage estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact:

Investor Relations Group

James Carbonara/Andrea Raetzer (Investor Relations)

Janet Vasquez/Bill Douglass (Public Relations)

212-825-3210